EXHIBIT 99.1

For Immediate Release: April 8, 2013

Occidental's Board Issues Unanimous Statement on CEO Succession Process

LOS ANGELES--(BUSINESS WIRE)--Occidental Petroleum Corporation (NYSE:OXY) -- The Occidental Petroleum Board of Directors today issued the following unanimous statement in response to questions about the CEO succession process announced in February:
In 2010, as a result of shareholder concerns, the Board instituted a leadership succession plan. Ray Irani, 78, stepped down as CEO and became Executive Chairman of the Board. Stephen Chazen, 66, who had been President and COO, became President and CEO. The Board also announced that Dr. Irani will retire as Executive Chairman and as a member of the Board effective at the end of 2014.
During the past two years, the Company focused on three main objectives: achieving production growth in the oil and gas business; generating rates of return on invested capital significantly in excess of our cost of capital; and delivering consistent annual dividend growth. The Company met these goals, but 2012 presented challenges, including disappointing stock performance. Our focus on growing production led to some execution inefficiencies, resulting in increases in operating and capital costs. To remedy this, the Company began taking aggressive steps to improve operational efficiencies without impacting overall production growth or compromising our standards regarding health, safety and the environment. These actions reflect the commitment of the Board and senior management to improve profitability and total shareholder return in 2013 and beyond.
As these 2012 events unfolded, the independent directors began to reflect on the longer term succession plans for the Company’s senior management. After extensive deliberation, they concluded that now is the time to seek new leadership to be in place for the longer term. During executive session meetings, they determined, in accordance with the Board’s on-going succession planning responsibilities, to begin the process to identify a successor to Mr. Chazen. The search committee of independent directors retained a search firm to assist with the process. Given that Mr. Chazen was to be named as a nominee for the Board in the Company’s Annual Meeting proxy, it was determined that the search process required disclosure.
In regard to recent press articles and inaccurate speculation, the independent directors reiterate that there is no “fight at the top.” All decisions regarding CEO succession planning were made over many meetings by the independent directors alone in executive session, in accordance with best governance practices. Dr. Irani did not attend, and did not play any role in, these meeting deliberations. The decision was unanimous. These deliberations did not involve or consider any change in the Company’s business strategy or long term goals. There were no schisms, nor philosophical divisions in the directors’ decision.

Dr. Irani confirmed, “There should be no lingering question about my future plans here at Oxy. I will retire as Executive Chairman and as a member of the Board at the end of 2014.”
In the meantime, as the search effort proceeds, Mr. Chazen remains in place as CEO, with the full authority of that office. He has assured the Board that he will stay as CEO until a replacement is designated. The Board is committed to having him do so.
Mr. Chazen stated, “Our business is in excellent shape. Our financial condition is sound, and our long term business strategies are unchanged. Our program to improve operational efficiency is proceeding ahead of our original plan. Ray and I continue to meet to discuss issues, and work well together on the Company’s business and strategies, as we have done over the past 19 years. I have enjoyed my time here at Oxy as CFO, COO and CEO. I am not aware of any differences between me and the Board as to the Company’s strategies. I did not ask to leave at this time, but I respect the Board’s decision to seek a new generation of leadership. For the good of the Company, its shareholders and its employees, I will assist the Board in their search and in the transition. In the meantime, I will continue to do my job.”
The Board and our senior management remain united behind the Company’s strategic plan and its commitment to continued and improved operational efficiency, profitable growth and long term value creation for the shareholders.
About Oxy
Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the one of the largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.
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Occidental Petroleum Corporation
Media:	Dale A. Petroskey	Melissa E. Schoeb
	310-443-6249	310-443-6504
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or
Investors:	Chris Stavros
212-603-8184
chris_stavros@oxy.com
On the web: www.oxy.com